Exhibit 2.1

Execution Version

17 June 2020

LANDMARK INFRASTRUCTURE INC. (as GP Seller and Guarantor) and GWR PARTNERS LP LLC (as Partnership Seller) and CYCLONE ACQUISITIONS LIMITED (as Buyer)
SALE AND PURCHASE AGREEMENT related to certain partnership interests in Great West Road Partners LP and the entire issued and outstanding limited liability company interests in GWR Partners GP LLC
99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

i

EU-DOCS\27822489.14

SCHEDULE 5	64
DISCLOSURES
SCHEDULE 6	68
BUYER DEAL TEAM

ii

EU-DOCS\27822489.14

THIS AGREEMENT is made on 17 June 2020

BETWEEN

(1)

GWR PARTNERS LP LLC, a Delaware limited liability company whose registered office is at c/o National Registered Agents, Inc., 1209 Orange Street, Wilmington, Delaware, 19801, United States of America (the "Partnership Seller");

(2)

LANDMARK INFRASTRUCTURE INC., a Delaware corporation registered with the Delaware Secretary of State under company number 6486462 whose registered office is at c/o National Registered Agents, Inc., 1209 Orange Street, Wilmington, Delaware, 19801, United States of America (the "GP Seller" and "Guarantor" and together with the Partnership Seller, the "Sellers"); and

(3)	CYCLONE ACQUISITIONS LIMITED, a company incorporated in Jersey with registered number 130785 and having its registered office at 44 Esplanade, St Helier, Jersey, JE4 9WG (the "Buyer").

WHEREAS

(A)

GWR Partners GP LLC, a Delaware limited liability company whose registered office is at c/o National Registered Agents, Inc., 1209 Orange Street, Wilmington, Delaware, 19801, United States of America (the "GP") is the general partner of Great West Road Partners LP, a limited partnership with no separate legal personality established under the laws of Guernsey and constituted by the LPA whose registered office is at Suite 6, Provident House, St Peter Port, Guernsey GY1 2QE (the "Partnership").

(B)	The Partnership Seller legally and beneficially owns an interest in the Partnership in its capacity as a limited partner thereof (the "Interest").
(C)	The GP Seller legally and beneficially owns all issued and outstanding limited liability company interests in the GP (the "GP Interests").
(D)

The Partnership Seller wishes to sell the Interest and the GP Seller wishes to sell the GP Interests and the Buyer wishes to acquire the Interest and the GP Interests subject to the terms of this Agreement.

(E)	The Guarantor has become a party to this Agreement (other than in its capacity as GP Seller) for the purpose of entering into the guarantee and indemnity set out in Clause 12.
(F)	The Warrantors and the Buyer have agreed to enter into the Manager Warranty Deed in connection with the Transaction.
(G)

The Buyer has agreed to arrange for warranty and indemnity insurance in the name and for the benefit of the Buyer, to become effective on the date of this Agreement, pursuant to which (i) the liability of the Sellers in respect of the Tax Warranties, the Tax Covenant and the Business Warranties, and (ii) the liability of the Warrantors in respect of the warranties under the Manager Warranty Deed, shall be limited to £1.00.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement, unless the context otherwise requires:

"Accounting Standards" means the United States generally accepted accounting principles and practices (US GAAP) as in effect from time to time;

"Affiliate" means in respect of any person, any person who or which, directly or indirectly, controls, or is controlled by, or is under common control with such person and "control" (together with its correlative meanings, "controlled by" and "under common control with") means with respect to any other person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such person (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that an individual person shall not be deemed to control another person solely as a result of being a director or manager of such person;

"Agreed Form" means, in relation to a document, the form of that document agreed by or on behalf of each of the parties at the date of this Agreement, together with such amendments as may be agreed by or on behalf of the parties following the date of this Agreement;

"Agreement" means this sale and purchase agreement;

"Asset Manager" means Wildstone Asset Management Limited, a limited company incorporated and existing under the laws of England and Wales having its registered office at The Station House, 15 Station Road, St. Ives, Cambridgeshire, England, PE27 5BH and registered with number 10528033;

"Asset Management Agreement" means the asset management agreement dated 22 December 2016 between, inter alia (1) the Asset Manager, (2) the Partnership, (3) Wildstone Media Consulting Limited (now Wildstone Capital Limited), (4) LDW Holdco 1 Limited and (5) LDW (1053 GWR) Limited, as amended by a deed of amendment dated 8 November 2018 (such deed of amendment having been amended and restated by an amendment and restatement agreement dated 13 December 2018), as supplemented by a form of adherence for PPL and a form of adherence for GWR Property Co Ltd., each dated 8 November 2018, and as further amended, supplemented and/or restated from time to time;

"Authority" means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any competent jurisdiction and whether supranational, national, regional or local;

"Business Day" means a day (other than a Saturday or Sunday) on which banks in the City of London, Jersey, Guernsey and California, United States are open for ordinary banking business;

"Business Warranties" means the warranties given by the Sellers under Clause 7.4 and as set out in Part B of Schedule 4;

"Business Warranty Claim" means a claim for breach of the Business Warranties;

"Buyer's Bank Account" means the bank account at Coutts & Co. with account name Wildstone Capital Limited, account number 04012046, sort code 18-00-02 and IBAN GB54 COUT 1800 0204 0120 46 (or such other account as the Buyer shall notify to the Sellers at least five Business Days before the relevant due date for payment);

"Buyer Deal Team" means the individuals named in Schedule 6;

"Buyer's Group" means the Buyer and its Affiliates (including the Wildstone Group and, with effect from Completion, the Group), but excluding any other portfolio companies of funds or other investment vehicles managed, controlled or advised by entities or persons which, directly or indirectly, control the Buyer;

"Buyer's Tax Group" means the Buyer and each other company which at Completion, after Completion or at any time prior to Completion, are for Tax purposes treated as being members of the same group as, or otherwise connected or associated in any way with, the Buyer;

"Cash Balances" means all cash and cash equivalents convertible to cash within 60 days (including securities with a maturity of 60 days or less) net of outstanding checks held by the Group, including all interest accrued thereon, as shown in the reconciled cash books of the Group;

"Chainzone Agreement" means the purchase agreement dated 25 April 2018 between Wildstone Capital Limited and Chainzone Technology (Foshan) Co., Ltd, as novated by Wildstone Capital Limited pursuant to a deed of novation dated 13 December 2018 to PPL, and amended pursuant to a deed of amendment dated 4 February 2019 between PPL and Chainzone Technology (Foshan) Co., Ltd., as further amended, supplemented and/or restated from time to time;

"Claims" means all and any claims for breach of the Warranties or any other claims arising out of any of the provisions of this Agreement (whether in contract, tort or otherwise) including any claims under the Tax Covenant;

"Clear Channel Agreement" means the advertising portfolio agreement dated 13 December 2018 between (1) Clear Channel UK Limited, (2) PPL, and (3) the GP Seller, as amended by a letter dated 13 December 2018, further amended by a letter dated 30 October 2019 and further amended, supplemented, and/or restated from time to time;

"Completion" means completion of the sale and purchase of the Interest and the GP Interests in accordance with Clause 4;

"Completion Date" means the date on which Completion takes place;

"Completion Statement" has the meaning given in paragraph 1.4 of Schedule 2;

"Confidential Information" has the meaning given in Clause 10.1;

"Correctly Charged VAT Refund" means any refund obtained by PPL (or the representative member of any VAT group of which it forms part) from HMRC on or after Completion  in respect of Wildstone VAT charged by the Asset Manager to PPL on or before Completion (whether or not paid by PPL on or before Completion);

"Data Room" means the virtual data room hosted by Onehub made available by the Sellers and the Warrantors containing solely the documents listed in the index appended to the Disclosure Letter (as defined in the Manager Warranty Deed);

"Defaulting Seller" has the meaning given in Clause 12.1(b);

"Disclosed" means fairly disclosed in sufficient detail to enable the Buyer to assess the nature and scope of the matter concerned;

"Disposal" means a sale, transfer, gift, assignment, distribution or disposal by the Buyer or the Group of (i) all or a majority of its interest in any member of the Group (other than PPL), (ii) all or a majority of the assets owned as at Completion (directly or indirectly) by the Group (other than assets owned by PPL), (iii) all or a majority of its interests in PPL, or (iv) all or a majority of the assets owned as at Completion (directly or indirectly) by PPL, in each case to a bona fide third party purchaser (excluding any member of the Buyer's Group), whether through an individual transaction or a series of related transactions or the successful application and admission of all or any securities of any entity in the Group on a recognised stock exchange;

"Disposal Proportion" means the proportion which is calculated by dividing the prevailing net asset value of the interests or assets constituting the Disposal by the prevailing net asset value of the Group (in each case excluding the value of any assets acquired after Completion);

"Disposal Statement" has the meaning given in Clause 6.4;

"Disputed Items" has the meaning given in Clause 6.6;

"Draft Completion Statement" has the meaning given in paragraph 1.1 of Schedule 2;

"Effective Time" means immediately prior to Completion;

"Encumbrance" means any interest or equity of any person (including any right to acquire, option or right of pre-emption or first refusal), any claim, mortgage, charge, power of sale, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other third party right or security, including any agreement, arrangement or obligation to create any of the foregoing;

"Estimated Cash Balances" means £831,600.60;

"Estimated Indebtedness" means £399,363.00;

"Estimated Net Working Capital Amount" means £496,386.16;

"Exchange Rate" means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London as at such date;

"February 2020 VAT Refund" any refund obtained from HMRC by any member of the Group (or the representative member of any VAT group of which that member forms part) on or after Completion in respect of input VAT incurred in its VAT quarter ended 28 February 2020 (other than any Wildstone VAT);

"Final Cash Balances" means the aggregate amount of the Cash Balances owned by the Group at the Effective Time, as set out in the Completion Statement;

"Final Consideration" has the meaning given to it in Clause 3.2;

"Final Indebtedness" means the Indebtedness of the Group at the Effective Time, as set out in the Completion Statement;

"Fundamental Warranties" means the warranties given by the Sellers in Clauses 7.1 to 7.3 (inclusive);

"Fundamental Warranty Claim" means a claim for breach of the Fundamental Warranties;

"GP" has the meaning given in Recital (A);

"GP Interests" has the meaning given in Recital (C);

"GP Pledge" the pledge given by the GP Seller in respect of the GP Interests pursuant to the terms of a Second Amended and Restated Guaranty and Security Agreement dated 15 November 2018 which was entered into in connection with a Third Amended and Restated Credit Agreement dated 15 November 2018;

"Group" means the GP and the Partnership and each of their subsidiaries from time to time, including those listed in paragraph 3 of Part C of Schedule 4;

"Group Insurance Policies" means all insurance policies held exclusively by and for the benefit of the Group;

"Guaranteed Obligations" means all the obligations, commitments, undertakings, warranties and indemnities of the Sellers under or pursuant to this Agreement;

"Import VAT Refund" any refund obtained from HMRC by any member of the Group (or the representative member of any VAT group of which such member forms part) on or after Completion in respect of import VAT incurred on or prior to Completion;

"Incorrectly Charged Paid VAT" means any amount due to PPL from the Asset Manager as at Completion in respect of Wildstone VAT incorrectly charged and paid by PPL to the Asset Manager on or prior to Completion;

"Incorrectly Charged Unpaid VAT" means any Wildstone VAT invoiced by the Asset Manager to PPL prior to Completion which remains unpaid by PPL as at Completion and was incorrectly charged;

"Incorrectly Charged VAT" means the Incorrectly Charged Paid VAT and the Incorrectly Charged Unpaid VAT;

"Incorrectly Charged VAT Refund" means any refund obtained from HMRC by the Asset Manager (or the representative member of any VAT group of which it forms part) before, on or after Completion in respect of Incorrectly Charged Paid VAT or Incorrectly Charged Unpaid VAT;

"Indebtedness" means, with respect to any person, all:

(a)

obligations of such person for borrowed money, whether current or funded, secured or unsecured, or with respect to deposits (other than third party rent or security deposits held in respect of a property by a member of the Group) or advances of any kind;

(b)

obligations of such person evidenced by bonds, debentures, notes or similar instruments and all liabilities in respect of mandatorily redeemable capital stock or securities convertible into capital stock;

(c)	obligations of such person under conditional sale or other title retention agreements relating to any property purchased by such person;
(d)

obligations of such person issued or assumed as the deferred purchase price of assets, property, businesses or services, including all earn-out payments, seller notes, and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation;

(e)	outstanding loans or other financing indebtedness of others to the extent they are secured by an Encumbrance on property or assets owned by such person;
(f)	obligations of such person under interest rate, currency or commodity derivatives or hedging transactions;
(g)	letters of credit or performance bonds issued for the account of such person;
(h)	all recourse and / non-recourse liabilities and other liabilities (whether conditional or unconditional, present or future) arising from any transactions related to the assignment or securitisation of receivables for financing purposes to any third party, including all factoring agreements and similar agreements executed for the purpose of obtaining financing and any supply chain financing;

(i)	any Transaction Expenses;
(j)

any liability to account to any Tax Authority for taxes due in relation to income, profits or gains realised, accrued or received (or deemed to be realised, accrued or received) and payments accrued, made or received (or deemed to be accrued, made or received) by or on behalf of the Group, in each case, on or before the Effective Time (for these purposes, Completion shall be deemed to be the end of an accounting period of the relevant company);

(k)

all guarantees and support arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person, in each case, including the outstanding principal amount of such Indebtedness, together with all interest accrued thereon and all costs and charges associated therewith (including to the extent such costs and charges are triggered by early repayment at Completion); and

(l)

all accrued or unpaid interest on Indebtedness, if any, and any premium, fees, expenses and penalties (including prepayment and early termination fees) associated with the repayment of such Indebtedness to the extent such Indebtedness is repaid as of the Effective Time, and notwithstanding the foregoing, Indebtedness does not include any liabilities with respect to the Partner Loans nor any liabilities included in the calculation of the Net Working Capital Amount or expressly excluded or provided for in Schedule 2;

"Initial Consideration" has the meaning given to it in Clause 3.2;

"Interest" has the meaning given in Recital (B) of this Agreement;

"IRS Authorities" means the powers of attorney granted by Faithful Max (312) Limited and GWR PP Holdings Limited, respectively, in favour of Mary I. Slonina of PricewaterhouseCoopers LLP and Dana Matsuno, Jeffrey Carlin and Jasmine Quezada of Landmark Dividend LLC using Form 2848 of the United States Internal Revenue Service, copies of which have been uploaded to folders 1.20.1.34 and 1.20.1.35 of the Data Room;

"Landmark Guarantee" means the guarantee and related undertakings given by the GP Seller in clause 14 of the Clear Channel Agreement;

"Landmark Guarantee Release" means the contract in the Agreed Form documenting the release of the Landmark Guarantee and its novation to the Buyer;

"Landmark Team" has the meaning given in Clause 7.22;

"Laws" means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

"Limited Partnership Law" has the meaning given in Clause 7.2(b);

"Losses" means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, penalties and legal and other professional fees;

"LPA" means the limited partnership agreement dated 22 December 2016 in respect of the Partnership between (1) the Partnership Seller, (2) the GP, and (3) Wildstone General Partner Limited, in its capacity as general partner of Wildstone Promote LP, as amended by a deed of amendment dated 8 November 2018, as supplemented by the Supplemental Agreement and as further amended, supplemented and/or restated from time to time;

"Manager Warranty Deed" means the deed dated on or around the date of this Agreement setting out the warranties given by the Warrantors with respect to the Transaction;

"May 2020 VAT Liability" means any output VAT for which any member of the Group (or the representative member of any VAT group of which that member forms part) is liable to account to HMRC in respect of its VAT quarter ended 31 May 2020 and which remains unpaid as at Completion;

"May 2020 VAT Refund" means any refund (other than a Correctly Charged VAT Refund) obtained from HMRC by any member of the Group (or the representative member of any VAT group of which that member forms part) after Completion in respect of input VAT incurred in its VAT quarter ended 31 May 2020 (other than any Wildstone VAT);

"Net Working Capital Amount" means, without duplication, (i) the current assets of the Group, minus (ii) the current liabilities of the Group, including accounts payable, accrued expenses, deferred revenue and other current liabilities, in each case, at the Effective Time as set out in the Completion Statement. The Net Working Capital Amount shall not include any amounts included in the Final Cash Balances, Final Indebtedness or Partner Loans Amount and shall not include any unamortised debt issuance costs, any assets or liabilities in respect of capital contributions or rent-free periods;

"Partner Loans" means all outstanding intra-group loans (including the Promissory Notes) or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued thereon and any dividends or distributions declared or payable but not paid) owed by any member of the Group to any member of the Sellers' Group as at the Effective Time;

"Partner Loans Amount" means £5,560,000.00;

"Partnership" has the meaning given in Recital (A);

"Partnership Claims" means any claim, right, benefit, allegation, obligation, demand, indemnity, counterclaims, right of set off, powers, remedies or interest of any kind or nature whatsoever, whether direct or indirect, foreseen or unforeseen, foreseeable or unforeseeable, potential, contingent or actual, known or unknown, suspected or unsuspected, however and whenever arising and in whatever capacity and jurisdiction, whether arising in equity or under common law, case law or statute or by reason of breach of contract or in respect of any tortious or negligent act or omission (whether or not Loss caused thereby has yet been suffered) by way of a proprietary claim or otherwise, connected to or arising from the LPA, the Supplemental Agreement, the Asset Management Agreement or any other agreements entered into in connection therewith, excluding in all cases any Claims under the Transaction Documents;

"PPL" means Poster Property Limited;

"Promissory Notes" means (i) the promissory note of up to £560,000 dated September 2016 between LDW (1053 GWR) Limited (as borrower) and Landmark Infrastructure Partners LP (as lender), as amended by an amendment dated 4 June 2020, and (ii) the promissory note of up to £5,000,000 dated September 2016 between LDW Holdco 1 Limited (as borrower) and Landmark Infrastructure Partners LP (as lender);

"Relevant Amount" means an amount equal to 30 per cent. of A minus B where:

A = the total consideration (including the market value of any non-cash consideration) received by any member of the Buyer's Group in respect of any Disposal (or if the Disposal is a listing of securities, the value at which the relevant securities are listed) in each case after deduction of any reasonable fees, commission and/or other transaction expenses (including any Tax paid or payable by the relevant member of the Buyer's Group arising in connection with the Disposal which is customarily borne by a seller); and

B = 1.2 multiplied by the sum of the Final Consideration and the Partner Loans Amount, multiplied by the Disposal Proportion,

provided always that if A is equal to or less than B the Relevant Amount shall be £0 (zero pounds);

"Relevant Disposal" has the meaning given in Clause 6.1;

"Relief" has the meaning given in Part A of Schedule 3;

"Reporting Accountants" means an independent firm of internationally recognised chartered accountants forming part of the 'big four' (being PwC, KPMG, EY and Deloitte) to be agreed upon by the Partnership Seller and the Buyer within five Business Days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

"Representatives" means, in relation to the Sellers, each member of the Sellers' Group and each of their respective directors, officers, employees, agents, consultants and advisers and in relation to the Buyer, each member of the Buyers' Group and each of their respective directors, officers, employees, agents, consultants and advisers;

"Sanctions" means economic or financial sanctions, restrictive measures, trade embargoes or export control laws administered or enforced from time to time by the United States, the United Nations Security Council, the European Union, the United Kingdom, Guernsey, or the respective governmental institutions of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, Her Majesty's Treasury and the States of Guernsey Policy and Resources Committee;

"Section 338 Allocation" has the meaning given in Clause 9.2;

"Section 338 Election" has the meaning given in Clause 9.2;

"Section 338 Forms" means all U.S. Internal Revenue Service Forms 8023 and 8883 (including, in each case, any schedules or attachments attached or required to be attached thereto) that are filed or required to be filed with the United States Internal Revenue Service in connection with the Section 338 Election;

"Sellers' Bank Account" means the bank account with SunTrust Bank, Atlanta, SWIFT BIC: SNTRUS3A, account number: /9088010074, account name: LANDMARK INFRASTRUCTURE OPERATING COMPANY LLC and remittance information: FFC 32007GBP Attn FX dept do not convert (or such other account as the Sellers shall notify to the Buyer at least five Business Days before the relevant due date for payment);

"Sellers' Group" means the Sellers and their Affiliates (excluding any direct or indirect investor in, or parent undertaking of, Landmark Dividend Holdings LLC or any other portfolio companies of funds or other investment vehicles managed, controlled or advised by such persons);

"Sellers' Solicitors" means Latham & Watkins (London) LLP of 99 Bishopsgate, London EC2M 3XF;

"Subrogation Waiver" has the meaning given in Clause 7.8;

"Supplemental Agreement" means the supplemental agreement dated 13 December 2018 in respect of the Partnership between (1) the Partnership Seller, (2) the GP, (3) Wildstone General Partner Limited, in its capacity as general partner of Wildstone Promote LP, (4) the Asset Manager, (5) Wildstone Build Limited, and (6) PPL, as amended and/or restated from time to time;

"Tax" means:

(a)

all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation (including payment under the Corporation Tax (Instalment Payments) Regulations 1998) and all related withholdings or deductions of any nature (including, for the avoidance of doubt, PAYE and National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere) and shall further include payments to a Tax Authority, court or tribunal on account of Tax; and

(b)	all related fines, penalties, charges and interest,

imposed or collected by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to any member of the Group or another person (and "Taxes" and "Taxation" shall be construed accordingly);

"Tax Authority" means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax, including, for the avoidance of doubt, the Internal Revenue Service (IRS) of the United States and the Revenue Service in Guernsey;

"Tax Claim" means a claim for breach of the Tax Warranties or under the Tax Covenant;

"Tax Covenant" means the covenant set out in Part B of Schedule 3;

"Tax Return" means any tax return including any schedule, supplement or attachment thereto, including any amendment thereof;

"Tax Warranties" means the warranties in Part C of Schedule 3;

"Tax Warranty Claim" means a claim for breach of the Tax Warranties;

"Third Party Claim" has the meaning given in Clause 7.21;

"Transaction" means the transactions contemplated by this Agreement and/or the other Transaction Documents or any part thereof;

"Transaction Documents" means this Agreement, the Disclosure Letter (as defined in the Manager Warranty Deed), the Manager Warranty Deed and any documents entered into or to be entered into pursuant to this Agreement, including any document in Agreed Form;

"Transaction Expenses" means any fees, costs and expenses incurred or subject to reimbursement by the Group, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and not paid prior to the Completion, including

(a) any brokerage fees, commissions, finders' fees, or financial advisory fees, and, in each case, related costs and expenses and (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, but excluding any fees, costs and expenses incurred by, or subject to reimbursement by, the Wildstone Group for its own account and not at the request or direction of the Sellers in connection with Transaction;

"Treasury Regulations" means the temporary and final regulations promulgated under the Code by the United States Department of Treasury and the Internal Revenue Service (IRS);

"Unpaid VAT" means any Wildstone VAT which remains unpaid by PPL as at Completion;

"VAT" means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Union any similar Tax levied by reference to added value or sales;

"VAT Refund" means (without double counting any amount of input tax recovered, whether by refund, credit, set-off or otherwise) any:

(a)	February 2020 VAT Refund;
(b)	May 2020 VAT Refund;
(c)	Import VAT Refund;
(d)	Correctly Charged VAT Refund up to a maximum of £908,346 in aggregate; and
(e)

Incorrectly Charged VAT Refund if and to the extent that the aggregate Incorrectly Charged VAT Refunds received by the Asset Manager (or the representative member of any VAT group of which it forms part) exceed the aggregate amount taken into account in the Completion Statement in respect of Incorrectly Charged VAT, if and to the extent that such amounts, in aggregate, exceed the May 2020 VAT Liability, and for the avoidance of doubt, in each case, calculated before any deduction, credit, withholding or set-off and shall include any VAT refund or repayment obtained by way of credit or off-set against VAT payable;

"W&I Insurance Policy" means the warranty and indemnity insurance policy entered into between the Buyer and the W&I Insurer in respect of this Agreement and the Manager Warranty Deed;

"W&I Insurer" means Liberty Mutual Insurance Europe, SE;

"Warranties" means the Fundamental Warranties, the Tax Warranties and the Business Warranties;

"Warrantors" has the meaning given in the Manager Warranty Deed;

"Wildstone Group" means Wildstone Asset Management Limited, Wildstone Capital Limited, Wildstone Estates Limited, Wildstone Promote LP and each of their subsidiary undertakings from time to time (including, as at the date of this Agreement, Wildstone Airports Limited, Wildstone Build Limited, Wildstone General Partner Limited, Wildstone Services Limited, Michigan Holdings Ltd, Medina Securities Limited, Mercia Outdoor Advertising Limited and CC (2018) Media Limited);

"Wildstone Refund" means any VAT Refund within limb (e) of the definition thereof; and

"Wildstone VAT" means any input VAT invoiced by the Asset Manager to PPL on or prior to Completion (whether correctly or incorrectly) which has not been recovered by PPL from HMRC on or prior to Completion (whether by way of credit or set-off).

1.2	In this Agreement, unless the context otherwise requires:
(a)

"holding company" and "subsidiary" mean "holding company" and "subsidiary" respectively as defined in section 1159 of the Companies Act 2006 and "subsidiary undertaking" means "subsidiary undertaking" as defined in section 1162 of the Companies Act 2006;

(b)

every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)

references to clauses and schedules are references to Clauses of and Schedules to this Agreement, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Agreement include the Schedules;

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(e)	references to a "party" means a party to this Agreement and includes its successors in title, personal representatives and permitted assigns;
(f)

references to a "person" includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)	references to a "company" includes any company, corporation or other body corporate wherever and however incorporated or established;
(h)	references to "sterling", "pounds sterling" or "£" are references to the lawful currency from time to time of the United Kingdom;
(i)	references to times of the day are to London time unless otherwise stated;
(j)	references to writing shall include any modes of reproducing words in a legible and non-transitory form, including email;
(k)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(l)

where the words "reasonable endeavours" are used in relation to the performance of any act by a party, the words shall not give rise to an obligation on the part of that party to assume any material expenditure to achieve the same or require that party to take such action which would be likely to have such a detrimental effect on the current or future development of the business of that party that it would be unreasonable to expect that party to take it;

(m)

references to input VAT being "correctly" paid or charged shall mean that the supply to which that paid or charged (as applicable) VAT relates was within the charge to VAT (at whatever rate), and references to input VAT being "incorrectly" paid or charged shall mean that the supply to which that paid or charged (as applicable) VAT relates was outside the scope of VAT;

(n)	words introduced by the word "other" shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;
(o)	"to the extent that" shall mean "to the extent that" and not solely "if", and similar expressions shall be construed in the same way; and
(p)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words "includes" and "including" shall be construed without limitation.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.
1.4	Each of the schedules to this Agreement shall form part of this Agreement.
1.5	References to this Agreement include this Agreement as amended or varied in accordance with its terms.
1.6

Save as otherwise explicitly provided in this Agreement, the liability of the Sellers for their obligations under this Agreement shall be several and extend only to any Losses arising out of their own breach.

2.	SALE OF Interest
2.1	On the terms set out in this Agreement:
(a)	the Partnership Seller shall sell and the Buyer shall purchase the legal and beneficial title to the Interest; and
(b)	the GP Seller shall sell and the Buyer shall purchase the legal and beneficial title to the GP Interests.
2.2

The Interest and the GP Interests shall be sold free from all Encumbrances, together with all rights attaching to such Interest and GP Interests as at Completion (including all dividends and distributions declared in respect of such Interest and GP Interests on or after the Completion Date).

2.3

Each of the Sellers shall procure that on or prior to Completion any and all rights of pre-emption over the Interest or the GP Interests are waived irrevocably by the persons entitled thereto, in each case including:

(a)	any rights of redemption, pre-emption, first refusal or transfer with respect to the Interest or the GP Interests; and
(b)	any rights to acquire the Interest or the GP Interests.
3.	CONSIDERATION
3.1	The aggregate purchase price for the acquisition of the GP Interests shall be £1.00 which shall be satisfied by the payment of such amount at Completion by the Buyer to the GP Seller.

3.2	The aggregate purchase price for the acquisition of the Interest shall be:
(a)	£95,000,000;

less

(b)	Partner Loans Amount;

plus

(c)	Estimated Net Working Capital Amount;

plus

(d)	Estimated Cash Balances;

less

(e)	Estimated Indebtedness,

(the "Initial Consideration"), subject to adjustment as set out in Clauses 3.4 and 3.5 (the Initial Consideration so adjusted being referred to hereinafter as the "Final Consideration").

3.3	The Final Consideration shall be satisfied as follows:
(a)	the payment at Completion by the Buyer to the Partnership Seller of the Initial Consideration; and
(b)	further payment (if any) as required in accordance with Clause 3.5(a) below.
3.4	The Buyer and the Partnership Seller shall comply with the requirements set out in Schedule 2. The Initial Consideration shall be adjusted as follows:
(a)	there shall be added an amount, if any, by which the Final Cash Balances exceeds the Estimated Cash Balances;
(b)	there shall be deducted an amount, if any, by which the Estimated Cash Balances exceeds the Final Cash Balances;
(c)	there shall be added an amount, if any, by which the Estimated Indebtedness exceeds the Final Indebtedness;
(d)	there shall be deducted an amount, if any, by which the Final Indebtedness exceeds the Estimated Indebtedness;
(e)	there shall be added an amount, if any, by which the Net Working Capital Amount exceeds the Estimated Net Working Capital Amount; and
(f)	there shall be deducted an amount, if any, by which the Estimated Net Working Capital Amount exceeds the Net Working Capital Amount.
3.5	Within ten (10) Business Days, starting on the day after the Completion Statement becomes binding in accordance with the provisions of Schedule 2, the following payments shall be made:
(a)	if the Final Consideration exceeds the Initial Consideration then the Buyer shall pay to the Partnership Seller an amount equal to such excess; and

(b)	if the Initial Consideration exceeds the Final Consideration then the Partnership Seller shall pay to the Buyer an amount equal to such excess.
3.6

Any payments required to be made under Clause 3.5 shall, for the avoidance of doubt, be treated as adjusting the Initial Consideration, thus resulting in the Final Consideration. The Final Consideration shall, subject to any further adjustment pursuant to Clause 19.2, be adopted for all Tax or other reporting purposes.

3.7	Each Seller confirms, on its own behalf and on behalf of each other member of the Sellers' Group, that:
(a)	the Partner Loans Amount comprises the aggregate amount required to be paid by the Group to the Sellers' Group to repay or satisfy (as the case may be) the Partner Loans; and
(b)	the payment of the Partner Loans Amount pursuant to paragraph 2.1(c) of Schedule 1 shall constitute full and final settlement of the Partner Loans, and upon receipt of the payment of the Partner Loans Amount pursuant to paragraph 2.1(c) of Schedule 1, each Seller shall, and shall procure that each other member of the Sellers' Group shall, definitively release and fully discharge each member of the Group from any and all obligations and liabilities arising out of or in connection with the Partner Loans.

4.	COMPLETION
4.1

Completion shall take place at the offices of the Sellers' Solicitors immediately after the signing of this Agreement (or at any other place, time or date as agreed in writing by the Sellers and the Buyer).

4.2	At Completion:
(a)	the Sellers shall do or procure the carrying out of all those things listed in paragraph 1 of Schedule 1; and
(b)	the Buyer shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 1.

All documents and items delivered and payments made in connection with Completion shall be held by the recipient to the order of the person delivering them until such time as Completion takes place.

4.3

The Buyer shall not be obliged to complete the sale and purchase of the Interest or the GP Interests under this Agreement unless the sale and purchase of all the Interest is completed simultaneously with the sale of all the GP Interests.

4.4	The provisions of Part B of Schedule 3 shall apply in respect of Taxation and shall come into force and effect from Completion.
4.5

If the obligations of (i) the Buyer or (ii) any of the Sellers under Schedule 1 are not complied with on the Completion Date in any material respect, the Buyer (in the case of a default by any of the Sellers) or the Sellers (in the case of a default by the Buyer) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Buyer or the Sellers, as the case may be:

(a)	to fix a new date for Completion (being not more than 2 Business Days after the initial Completion Date) (and the provisions of this Clause shall apply to Completion as so deferred); or

(b)	waive compliance with the relevant obligation and/or to effect Completion as far as practicable having regard to the defaults which have occurred.
4.6

If the obligations of (i) the Buyer or (ii) any of the Sellers under Schedule 1 are not complied with on the Completion Date in any material respect, subject to Completion having first been deferred under Clause 4.5(a) and the parties having used reasonable endeavours to effect Completion during that period, the Buyer (in the case of a default by any of the Sellers) or the Sellers (in the case of a default by the Buyer) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Buyer or the Sellers, as the case may be, to terminate this Agreement (other than in respect of Clauses 1, 10, 14 to 25) and any rights or liabilities that have accrued prior to that time.

5.	POST-COMPLETION OBLIGATIONS
5.1	Books, Records and Documents
(a)

For a period of seven years from Completion, the Buyer shall, and shall procure that each member of the Group shall, make all books, records and documents which relate to the Group (insofar as the same record matters occurring on or before Completion and with appropriate redactions if and to the extent that such books, records or documents relate to matters occurring after Completion) available to the Sellers for inspection to the extent reasonably required by the Sellers and their Representatives in order to comply with the Sellers' and the Sellers' Group's tax or regulatory reporting obligations (including but not limited to such information as is reasonably required for the purposes of filing all Tax Returns or the making of any election relating to Taxes or the preparation for any audit by any Tax Authority or the prosecution or defense of any claim, suit or proceeding relating to any Tax), on reasonable advance written notice being given.

(b)

For a period of seven years from Completion, the Sellers shall, and shall procure that the Sellers' Group shall, make all books, records and documents which relate to the Group (insofar as the same record matters occurring on or before Completion and with appropriate redactions if and to the extent that such books, records or documents relate to other matters) available to the Buyer for inspection to the extent reasonably required by the Buyer and its Representatives in order to comply with the Buyer's and the Buyer's Group's tax or regulatory reporting obligations (including but not limited to such information as is reasonably required for the purposes of filing all Tax Returns or the making of any election relating to Taxes or the preparation for any audit by any Tax Authority or the prosecution or defense of any claim, suit or proceeding relating to any Tax), on reasonable advance written notice being given.

5.2	Non-Disparagement
(a)

The Buyer shall not, and shall procure that none of its Representatives shall, at any time following the date of execution of this Agreement, make statements or representations or otherwise communicate to any person, directly or indirectly, publicly or privately, in writing, orally or otherwise, or take any action or engage in any conduct which is intended to, or can be reasonably expected to, directly or indirectly, disparage, or damage the integrity, reputation or good will of, the Sellers or any of their Representatives.

(b)

The Sellers shall not, and shall procure that none of their respective Representatives shall, at any time following the date of execution of this Agreement, make statements or representations or otherwise communicate to any person, directly or indirectly, publicly or privately, in writing, orally or otherwise, or take any action or engage in any conduct which is intended to, or can be reasonably expected to, directly or indirectly, disparage, or damage the integrity, reputation or good will of, the Buyer or any of its Representatives.
5.3	Protection of Goodwill
(a)

Each Seller severally undertakes to the Buyer (for itself and for the benefit of the Buyer's Group) that it shall not, and shall procure that no Representatives acting on its behalf of or on behalf of any member of the Sellers' Group shall, directly or indirectly, during the Restricted Period:

(i)

in the Restricted Territory carry on, be engaged in or be economically interested in the business of owning or leasing properties or infrastructure used in connection with outdoor advertising which is in competition with the business of the Group as carried on at the Effective Time;

(ii)	canvass or solicit the custom in the Restricted Territory of any person, firm or company who has within two years prior to the Effective Time been a regular customer of the Group; or
(iii)

induce or seek to induce any Restricted Employee to become employed whether as an employee, consultant or otherwise, by any member of the Sellers' Group, whether or not such Restricted Employee would thereby commit a breach of his contract of service. The placing of an advertisement of a post available to the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 5.3(a)(iii) provided that neither the Sellers nor any Representatives acting on their behalf or on behalf of any member of the Sellers' Group encourages or advises such agency to approach any such Restricted Employee.

(b)

The Buyer undertakes to each Seller (for itself and for the benefit of the Sellers' Group) that it shall not, and shall procure that no Representative acting on its behalf or on behalf of any member of the Buyer's Group shall, directly or indirectly, during the Restricted Period induce or seek to induce any Landmark Employee to become employed whether as an employee, consultant or otherwise, by any member of the Buyer's Group, whether or not such Landmark Employee would thereby commit a breach of his contract of service. The placing of an advertisement of a post available to the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 5.3(b) provided that neither the Buyer nor any Representatives acting on its behalf or on behalf of any member of the Buyer's Group encourages or advises such agency to approach any such Landmark Employee.

(c)	The restrictions in Clause 5.3(a) shall not operate to prohibit any member of the Sellers' Group from:
(i)

carrying on or being engaged in or being economically interested in any business which is of the same or similar type to the business as now carried on by the Group after such time as the Buyer ceases to carry on or be engaged in or economically interested in the business carried on by the Group;

(ii)	holding or being interested in up to 5 per cent of the outstanding issued share capital of a company listed on any recognised stock exchange;
(iii)

holding a non-controlling interest in any company provided that no member of the Sellers' Group nor any Representatives acting on their behalf exercises a management function or exercises material influence over the company; or

(iv)	fulfilling any obligation pursuant to this Agreement and any agreement to be entered into pursuant to this Agreement.
(d)

The parties agree that the restrictions contained in this Clause 5.3 are no greater than is reasonable and necessary for the protection of their respective interests (and the interests of the Buyer's Group (in the case of the Buyer) and the Sellers' Group (in the case of the Sellers)) but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

(e)	The following terms shall have the following meanings respectively in this Clause 5.3:
(i)

"Landmark Employee" means any employee of a member of the Sellers' Group who (a) has access to trade secrets or other confidential information of the Sellers' Group; and (b) has an annual salary in excess of US$100,000;

(ii)

"Restricted Employee" means any employee of a member of the Buyer's Group who (a) has access to trade secrets or other confidential information of the Buyer's Group; and (b) has an annual salary in excess of US$100,000;

(iii)	"Restricted Period" means eighteen months commencing on Completion or such shorter period of time recognised by applicable law as being binding on the Sellers; and
(iv)	"Restricted Territory" means the United Kingdom.
5.4	As soon as reasonably practicable and in any event within 10 Business Days of the date of this Agreement, the Sellers shall deliver to the Buyer 5 USBs containing the contents of the Data Room.
6.	ADDITIONAL CONSIDERATION
6.1

The Buyer hereby covenants with the Partnership Seller that the Buyer shall pay (or shall procure that the relevant member of the Group shall pay on behalf of the Buyer) to the Partnership Seller a sum equal to the Relevant Amount by way of additional consideration for the Interest, if a Disposal occurs within 12 months of Completion or a legally binding agreement (whether conditional or unconditional) is entered into within 12 months of Completion with respect to a Disposal and such Disposal occurs thereafter (a "Relevant Disposal"). The provisions of this Clause 6.1 are subject to the remainder of this Clause 6.

6.2	The Buyer hereby covenants with the Partnership Seller that it shall ensure that:
(a)

any Relevant Disposal shall be made by way of an agreement in writing, such agreement to provide for completion of such Relevant Disposal to take place, subject to the satisfaction of any conditions, at a specified time and place on a specified date; and

(b)

in respect of any Relevant Disposal, the Buyer shall pay (or shall procure that the relevant member of the Group shall pay on behalf of the Buyer) to the Partnership Seller an amount equal to the Relevant Amount within 10 Business Days of the later of (i) receiving the consideration in respect of such Relevant Disposal, and (ii) the Relevant Amount being agreed or determined in accordance with the remainder of this Clause 6.

6.3	The Buyer shall notify the Partnership Seller within 10 Business Days of it or any member of the Group entering into a legally binding agreement in respect of any Relevant Disposal.

6.4

The Buyer shall give notice of its calculation of the Relevant Amount (or an explanation as to why no Relevant Amount is payable) (the "Disposal Statement") to the Partnership Seller within 10 Business Days of completion of a Relevant Disposal.

6.5

The Partnership Seller shall notify the Buyer whether or not it accepts the Disposal Statement within 10 Business Days of receiving it and, if it does not accept it, the items in the Disposal Statement which it disputes, the basis upon which it disputes such items and the adjustments which it believes should be made to the Disposal Statement together with supporting calculations. The Buyer shall, to the extent reasonably practicable and subject to the Partnership Seller entering into appropriate confidentiality undertakings, provide the Partnership Seller promptly with all reasonably requested information and relevant documents as may be reasonably necessary to enable the Partnership Seller to make such assessment.

6.6

Where the Partnership Seller notifies the Buyer within the period specified in Clause 6.5 that it does not accept the Disposal Statement, the Partnership Seller and the Buyer shall attempt in good faith, to reach agreement in respect of the Disposal Statement and, if they are unable to do so within 10 Business Days following receipt by the Buyer of the notice referred to in Clause 6.5, any outstanding items of dispute (the "Disputed Items") shall be referred to the Reporting Accountants.

6.7

Where the Partnership Seller is satisfied with the Disposal Statement (either as originally submitted by the Buyer or after adjustments agreed between the Partnership Seller and the Buyer) or where the Partnership Seller fails to notify the Buyer of its non-acceptance of the Disposal Statement, the items which it disputes and the basis on which it disputes such items within the 10 Business Day period referred to in Clause 6.5, then the Disposal Statement (incorporating any agreed adjustments) shall be final and binding on the Buyer and the Partnership Seller.

6.8

Where any Disputed Items are referred to the Reporting Accountants under Clause 6.6, the Reporting Accountants shall be engaged by the Partnership Seller and the Buyer on the terms set out in this Clause 6 and otherwise on such terms as shall be agreed between the Partnership Seller, the Buyer and the Reporting Accountants. Subject to entering into appropriate confidentiality undertakings, the Buyer shall, to the extent reasonably practicable, procure that the Partnership Seller, its accountants and, if appointed, the Reporting Accountants be granted reasonable access, at reasonable times and on reasonable notice, to the books and records of the Buyer and the Group so far as they relate to the Relevant Disposal and any other information which may reasonably be required to enable them to agree and/or determine the Disposal Statement. The Partnership Seller, their accountants and the Reporting Accountants shall have the right to take copies of any documents that they reasonably require and shall, to the extent reasonably practicable, have access to the relevant personnel of the Buyer and the Group as they reasonably require in order to enable them to determine and/or agree the Disposal Statement.

6.9	The Reporting Accountants shall determine their own procedure, subject to the following:
(a)

the Partnership Seller, the Buyer and/or their respective accountants shall each promptly, (and in any event within 20 Business Days of a relevant appointment) submit a written statement on the Disputed Items (together with relevant supporting documents) to the Reporting Accountants for determination and deliver a copy of such written statement and supporting documents to the other parties;

(b)

following delivery of their respective submissions, the Partnership Seller and the Buyer shall have the opportunity to comment once only (provided that nothing in this sub-clause shall prevent the parties from responding to any requests from the Reporting Accountants under Clause 6.8) on the other party's submissions by written comment delivered to the Reporting Accountants not later than 10 Business Days after the written statement was first submitted to the Reporting Accountants and copied to the other party pursuant to Clause 6.9(a);
(c)	apart from procedural matters and/or as otherwise set out in this Agreement, the Reporting Accountants shall determine only:
(i)

whether any of the arguments for an alteration to the Disposal Statement put forward in the written statements submitted under Clause 6.9(a) solely with respect to Disputed Items, is correct in whole or in part; and

(ii)	if so, what alterations should be made to the Disposal Statement in order to correct the relevant inaccuracy in it;
(d)

the Reporting Accountants shall make their determination pursuant to Clause 6.9(e) within 15 Business Days of the expiry of the 10 Business Day period referred to in Clause 6.9(b) or as soon thereafter as is reasonably possible and such determination shall be in writing and shall be made available for collection by the Buyer and the Partnership Seller at the offices of the Reporting Accountants and shall (unless otherwise agreed by the Buyer and the Partnership Seller) include reasons for each relevant determination;

(e)

the Reporting Accountants shall act as experts (and not as arbitrators) in making their determination and their determination of any matter falling within their jurisdiction shall be final and binding on the Buyer and the Partnership Seller save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be resubmitted to the Reporting Accountants by either party for correction as soon as reasonably practicable);

(f)	the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction; and
(g)

the charges and expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination pursuant to Clause 6.9(e) or, failing such direction, equally between the Partnership Seller on the one hand and the Buyer on the other.

6.10

Any determination of the Reporting Accountants under Clause 6.9(e) above shall be deemed to be incorporated into the Disposal Statement which, as adjusted by the alterations so determined by the Reporting Accountants (if any), shall be final and binding on the Buyer and the Partnership Seller.

6.11

Nothing in this Clause 6 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, provided that a party shall not be entitled by reason of this Clause 6.11 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

6.12

Each party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants to, keep all information and documents provided to them pursuant to this Clause 6 confidential and shall not use them for any purpose, except for disclosure or use in connection with the preparation of the Disposal Statement, the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

6.13

The Buyer undertakes that neither it nor any member of the Buyer's Group shall effect any transaction which is intended to or has the effect of avoiding the provisions and/or purpose of this Clause 6 or artificially reducing the Relevant Amount payable hereunder, provided the foregoing shall not prevent a director of the Buyer or any member of the Buyer's Group from taking any action necessary to fulfil such director's fiduciary duties owed to the Buyer or the relevant member of the Buyer's Group.

7.	WARRANTIES OF THE Sellers
7.1	Each Seller severally warrants to the Buyer that the statements set out below are true and accurate as at the date of this Agreement:
(a)	it is validly organized, validly existing and in good standing under the laws of its country of formation;
(b)	it has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents in accordance with their terms;
(c)	this Agreement and the other Transaction Documents constitute (or shall constitute when executed) valid, legal, binding and enforceable obligations on it in accordance with their terms;
(d)

the execution and delivery of this Agreement and the other Transaction Documents by it and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, its constitutional documents, any agreement or instrument to which it is party or by which it is bound, or any Law, order or judgement that applies to or binds it;

(e)

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by it to authorise its execution or performance of this Agreement;

(f)

the funds that it has contributed to the Partnership and/or the GP are not derived from criminal activity or any transaction with or action involving a target of Sanctions, and neither it nor any member of the Sellers' Group is currently the target of any Sanctions;

(g)

no order has been made, non-frivolous petition or application presented, resolution passed or meeting convened for the purpose of its winding-up or whereby its assets are to be distributed to its creditors or shareholders or other contributories; and

(h)

no receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of its business or assets nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

7.2	The Partnership Seller warrants to the Buyer that the statements set out below are true and accurate as at the date of this Agreement:
(a)

the Interest is legally and beneficially owned by the Partnership Seller free from all Encumbrances, and together with the general partnership interests held by the GP and the limited partnership interests held by Wildstone Promote LP (or, if applicable, its successors and/or assignees), constitutes the entire partnership interests of the Partnership;

(b)	the Partnership:
(i)	has been registered in accordance with Section 8 of the Limited Partnerships (Guernsey) Law, 1995 (the "Limited Partnership Law");
(ii)	holds a valid certificate of registration pursuant to Section 9 of the Limited Partnership Law;
(iii)	holds at its registered office an accurate and up to date register of limited partners in accordance with Section 15 of the Limited Partnership Law;
(iv)	has taken all necessary action and made all required filings in order to maintain its registration in Guernsey; and
(v)	is otherwise in compliance with, and is not in breach of, all material obligations under the Limited Partnership Law;
(c)	the Data Room contains a true, complete and accurate copy of the LPA which is in full force and effect;
(d)

the entire issued share capital (or partnership interests, if applicable) of each member of the Group (excluding the Partnership and the GP) are legally and beneficially owned by the Group free from all Encumbrances; and

7.3	The GP Seller warrants to the Buyer that the statements set out below are true and accurate as at the date of this Agreement:
(a)

the GP Interests constitute the entire issued and outstanding equity interests of the GP, have been properly and validly issued and allotted, are fully paid or credited as fully paid and are legally and beneficially owned by the GP Seller free from all Encumbrances, save in respect of the GP Pledge which will be fully released and discharged at Completion;

(b)	the Data Room contains a true, complete and accurate copy of the constitutional documents of the GP, which are in full force and effect; and
(c)	the GP:
(i)	is duly organized, validly existing and in good standing under the laws of the State of Delaware;
(ii)

is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by GP, as applicable, or the nature of the business conducted by the GP, as applicable, makes such qualification necessary;

(iii)

is the sole general partner of the Partnership, legally and beneficially owns its general partnership interests in the Partnership free from all Encumbrances and does not own any other assets or property. The GP (a) has not ever and does not currently conduct any business other than the ownership of its general partnership interest in the Partnership and business relating to acting as the general partner of the Partnership and (b) except for obligations under the constitutional documents of the GP and nominal amounts necessary for the maintenance and existence thereof, the GP does not have any liabilities or obligations of any nature other than liabilities and obligations relating to its general partnership interest in the Partnership in accordance with the LPA; and

(iv)

is and has been at all times since its formation, a single member limited liability company that is classified as an entity disregarded as a separate entity from its owner for U.S. federal income tax purposes and has not elected at any time to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

7.4	Each Seller severally warrants to the Buyer that the Business Warranties are true and accurate as at the date of this Agreement.
7.5	Without prejudice to the Buyer's recourse under the W&I Insurance Policy, the aggregate liability of the Sellers in respect of:
(a)

all and any Fundamental Warranty Claims shall be limited to and shall in no event exceed the aggregate of the Final Consideration and the Partner Loans Amount and any additional consideration paid in accordance with Clause 6; and

(b)	all and any Tax Claims shall be limited to and shall in no event exceed £1.00; and
(c)	all and any Business Warranty Claims shall be limited to and shall in no event exceed £1.00.
7.6

The Buyer acknowledges and agrees that the liability caps contained in Clause 7.5 shall apply notwithstanding any lack of coverage, non-payment under, or expiry, termination or vitiation of, the W&I Insurance Policy, or for any other reason including if the W&I Insurance Policy is not effective or has not come into force, or in circumstances related to the insolvency of the W&I Insurer.

7.7

If the Buyer is entitled to recover from the W&I Insurer any sum in respect of any matter or event which would give rise to a Claim under the Warranties or the Tax Covenant, the Buyer will, without prejudice to the Buyer's right to notify the Sellers of the Claim in accordance with Clause 7.10, take reasonable steps to recover that sum from the W&I Insurer before making a Claim against the Sellers, and any sum recovered will reduce the amount of such Claim against the Sellers after deduction of all costs and expenses properly incurred in connection with such recovery (including any Tax arising in connection with such recovery).

7.8

The Buyer confirms that on or prior to the date of this Agreement it has provided to the Sellers a true and accurate extract of the W&I Insurance Policy evidencing that such policy contains a waiver of any rights of subrogation against the Sellers except in the case of fraud by the Sellers, and then only to the extent of the losses arising from such fraud (the "Subrogation Waiver"), and expressly entitles the Sellers to enforce the Subrogation Waiver.

7.9	The Buyer undertakes to the Sellers that it shall not amend, vary or waive the Subrogation Waiver without the prior written approval of the Sellers.
7.10

Notwithstanding the terms of the W&I Insurance Policy, the Sellers shall cease to be under any liability to the Buyer in respect of any Claim(s) to the extent that notice of such Claim(s) setting out, to the extent reasonably practicable, the Buyer's calculation of the Sellers' liability and the relevant legal and factual basis of the Claim(s) has not been provided to the Sellers prior to:

(a)	the sixth anniversary of the Completion Date (in respect of any Fundamental Warranty Claims);
(b)	the fifth anniversary of the Completion Date (in respect of any Tax Claims); or
(c)	the third anniversary of the Completion Date (in respect of any Business Warranty Claims),

or where such notice has been provided to the Sellers during such period, in circumstances where no proceedings have been brought in a court of competent jurisdiction within a period of six months following valid notification (provided that (i) in the case of a contingent liability, the six month period shall commence on the date the relevant contingent liability becomes an actual liability and is due and payable, and (ii) in the case of a Claim under which the Buyer is entitled to recover a sum from the W&I Insurer, the six month period shall commence on the later of the date that a recovery is made and the date the Buyer becomes aware that a recovery will not be made), in which case such Claim(s) shall be deemed withdrawn.

7.11

The Sellers' liability in respect of a Claim will be reduced if and to the extent that a proper and specific allowance, provision or reserve is included in the Completion Statement or the latest management accounts included in folder 1.17 of the Data Room (the "Management Accounts").

7.12

The Sellers will have no liability in respect of any Claim if and to the extent it arises or is increased as a result of (i) the passing of, or a change in, any law, rule, regulation, interpretation of the law by virtue of the decision of any court or tribunal or generally published administrative practice of a government, government department, agency or regulatory body, after Completion or (ii) any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of any member of the Group after Completion, except where such change was necessary in order to comply with any applicable legal, regulatory, financial reporting, accounting or other requirement in force or announced by the relevant authority before Completion.

7.13

The Sellers' liability in respect of any Claim will be reduced to the extent that it would not have arisen but for any voluntary act, omission, transaction or arrangement carried out after Completion by the Buyer's Group or any of their respective directors, employees or agents or successors in title, unless such act, omission, transaction or arrangement was carried out:

(a)	in the ordinary course of business of any member of the Group as carried on at Completion;
(b)	in order to comply with any Laws;
(c)	at the written request of (or with the prior written consent of) the Sellers;
(d)	pursuant to an obligation of any member of the Group incurred or entered into on or prior to Completion; or
(e)	as expressly required by this Agreement or any Transaction Document (including the execution or completion of this Agreement or any Transaction Document).
7.14	The Sellers shall not be liable for any indirect, consequential or punitive loss or loss of profit in respect of any Claim.
7.15

The Partnership Seller shall not be liable for a breach of the Fundamental Warranties in Clause 7.2(b)(v) or Clause 7.2(d) if and to the extent that such breach is directly caused by a member of the Wildstone Group having entered into a legally binding and enforceable agreement which a member of the Buyer Deal Team is actually aware of as at the date of this Agreement, having made due and careful enquiry of each other member of the Buyer Deal Team and the Warrantors.

7.16

The Sellers shall not be liable in respect of any Claim if and to the extent that the amount of such Claim is covered by a Group Insurance Policy or would have been so covered if the Group Insurance Policies in effect at the date of this Agreement had been maintained after Completion on no less favourable terms.

7.17

To the extent the fact, matter, event or circumstance giving rise to a Claim is capable of remedy, the Sellers shall not be liable for such Claim if it is remedied to the reasonable satisfaction of the Buyer within 30 Business Days of the date of the notice referred to in Clause 7.10.

7.18

If the Buyer or any member of the Group is entitled to recover from some other person (other than the W&I Insurer) any sum in respect of any matter or event which would give rise to a Claim, the Buyer will (or will procure that the relevant member of the Group will) take reasonable steps to recover that sum, and any sum recovered will reduce the amount of such Claim after deduction of all costs and expenses properly incurred in connection with such recovery (including any Tax arising in connection with such recovery). If a Seller pays the Buyer or any member of the Group a sum to settle or discharge a Claim and the Buyer or any member of the Group subsequently recovers a sum from any third party which directly relates to the Claim then Buyer will (or will procure that the relevant member of the Group will) repay the relevant Seller as soon as reasonably practicable the amount recovered from the third party less any costs and expenses properly incurred connection with such recovery (including any Tax arising in connection with such recovery) (provided that the Buyer shall not be obliged to repay such Seller any amount in excess of the amount paid by that Seller to settle or discharge the Claim).

7.19

No party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, regardless of whether more than one Claim arises in respect of it, and no amount (including any Relief) (or part of any amount) shall be taken into account, set off or credited more than once in calculating any party's liability under or for breach of this Agreement or any Transaction Document or otherwise.

7.20

The Buyer shall procure that all reasonable steps are taken by it, members of the Buyer's Group and each of their respective Representatives in order to mitigate any Claim. Nothing in this Agreement shall relieve the Buyer of its common law duty to mitigate its loss.

7.21

In respect of any fact, matter, event or circumstance which comes to the notice of the Buyer or the Buyer's Group which is reasonably likely to result in a claim against any of them  and which, in turn, is reasonably likely to result in a Claim (other than a Tax Claim or a Business Warranty Claim) (a "Third Party Claim"), the Buyer shall as soon as reasonably practicable give written notice of the Third Party Claim to the Sellers specifying in reasonable detail the material aspects of the Third Party Claim and shall and shall procure that each member of the Buyer's Group shall:

(a)	keep the Sellers promptly informed of the material progress of the Third Party Claim;
(b)	not cease to defend the Third Party Claim or make any admission of liability or any agreement or compromise in relation to the Third Party Claim:
(i)

where such Third Party Claim is greater than £9,500,000, without the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed), and provided that the Sellers may only withhold consent if they indemnify and secure the relevant members of the Buyer's Group to their reasonable satisfaction against all Losses which may be reasonably incurred by the Buyer's Group continuing to defend the Third Party Claim or not making any admission of liability or any agreement or compromise in relation to the Third Party Claim); or

(ii)	where such Third Party Claim is equal to or less than £9,500,000, without consulting with the Sellers.
(c)	take such action as the Sellers may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend the Third Party Claim (subject to the relevant members of the Buyer's Group being indemnified and secured to their reasonable satisfaction by the Sellers against all Losses which may be reasonably incurred thereby).
7.22

Each of the Business Warranties and Tax Warranties shall be deemed to be made by the Sellers subject to the knowledge and belief of Arthur Brazy, George Doyle and Josef Bobek (the "Landmark Team"), whose knowledge and belief shall be interpreted to mean only those facts, matters and circumstances of which each member of the Landmark Team is actually aware as at the date of this Agreement having made due and careful enquiry of each other member of the Landmark Team.

7.23

The Sellers shall not be liable in respect of a Business Warranty Claim or a Tax Warranty Claim if and to the extent that the matter giving rise to such Business Warranty Claim or Tax Warranty Claim is Disclosed in Schedule 5.

7.24

None of the limitations contained in this Clause 7 shall apply to any Claim which arises or is increased, or if and to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud.

8.	WARRANTIES OF THE BUYER
8.1	The Buyer warrants to the Sellers that the statements set out below are true and accurate as at the date of this Agreement:
(a)	the Buyer is validly incorporated, in existence and duly registered under the laws of its country of incorporation;
(b)	the Buyer has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents in accordance with their terms;
(c)	this Agreement and the other Transaction Documents constitute (or shall constitute when executed) valid, legal, binding and enforceable obligations on the Buyer in accordance with their terms;
(d)

the execution and delivery of this Agreement and the other Transaction Documents by the Buyer and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of the Buyer, any agreement or instrument to which the Buyer is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Buyer or any of its property;

(e)

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by the Buyer to authorise the execution or performance of this Agreement by the Buyer;

(f)

the Buyer is not aware of any fact, matter, event or circumstance which could reasonably be expected to result in a Claim and, for the purposes of this Agreement, the knowledge and/or awareness of the Buyer shall mean the personal knowledge of each member of the Buyer Deal Team having made due and careful enquiry of each other member of the Buyer Deal Team;

(g)

the funds that it will use for the purchase of the Interest and the GP Interests do not derive from criminal activity or any transaction with or action involving a target of Sanctions, and neither it nor any member of the Buyer's Group is currently the target of any Sanctions;

(h)

no order has been made, non-frivolous petition or application presented, resolution passed or meeting convened for the purpose of its winding-up or whereby its assets are to be distributed to its creditors or shareholders or other contributories; and

(i)

no receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of its business or assets nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

9.	TAX
9.1

The Buyer or its duly authorised agents will (at the Buyer's expense) be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities all Tax Returns and computations of the Group, for all accounting periods beginning before Completion but whether ending on, before or after Completion to the extent the same have not been filed with the appropriate Tax Authority on or before Completion.

9.2

The Buyer shall timely make, or cause to be timely made, an election under Section 338(g) of the Code  (the "Section 338 Election") with respect to its indirect purchase of LDW (1053 GWR) Ltd. pursuant to the terms of this Agreement and shall prepare and timely make any required filings and take any and all other actions necessary to effect the Section 338 Election. The Sellers shall deliver to Buyer, for Buyer's approval, which approval shall not unreasonably be conditioned, withheld or delayed, a written notice of Sellers' determination of the fair market values of the assets of LDW (1053 GWR) Ltd. to be used in connection with the Section 338 Forms (the "Section 338 Allocation") not more than 40 Business Days after Completion. The Buyer shall deliver to the Sellers a reasonably detailed written notice of any objections to the Section 338 Allocation within 20 Business Days of the Buyer's receipt thereof, and if Buyer does not timely deliver such notice, the Section 338 Allocation shall be final and binding on the parties. The Sellers and Buyer shall work together in good faith to resolve any disputes relating to the Section 338 Allocation within 10 Business Days of the Buyer's timely delivery of its notice of objections to Sellers. If the Sellers and Buyer resolve all such disputes within such time, the Sellers' Group and Buyer's Group shall file all Tax Returns and the Section 338 Forms consistent with the Section 338 Allocation and shall not take any position that is inconsistent with the Section 338 Allocation or agree to any proposed adjustment to the Section 338 Allocation by any Tax Authority without first giving the other party at least 10 Business Days' prior written notice; provided, however, that nothing contained herein shall prevent the Sellers' Group or Buyer's Group from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Section 338 Allocation, and neither the Sellers' Group nor Buyer's Group shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging the Section 338 Allocation. If the Sellers and Buyer do not resolve all such disputes within such time, the Sellers' Group and Buyer's Group may file all Tax Returns and the Section 338 Forms in such manner as they each determine is appropriate and, for the avoidance of doubt, the requirements of the preceding sentence shall have no force or effect

9.3

Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall, and shall cause the Buyer's Group to, use commercially reasonable efforts to cooperate with any reasonable requests of the Sellers in order for the Sellers to (i) acquire confirmation from the U.S. Internal Revenue Service that GWR PP Holdings Limited and Faithful Max (312) Limited, are disregarded as entities separate from their owners for U.S. federal income tax purposes, including without limitation through late-election relief pursuant to Revenue Procedure 2009-41, and (ii) maintain the effectiveness of the IRS Authorities until the Sellers receive such confirmation. The Sellers will promptly notify the Buyer upon receipt of such confirmation. In the event that the parties are unable to acquire such confirmation prior to September 30, 2020, the Sellers and the Buyer agree to use commercially reasonable efforts to file elections on IRS Form 8832 to treat each of GWR PP Holdings Limited and Faithful Max (312) Limited as disregarded as entities separate from their owners for U.S. federal income tax purposes, effective as of no later than January 1, 2019.

9.4

The Sellers and their Representatives shall (at the Sellers' cost) be solely responsible for the preparation of all Tax Returns relating to any VAT Refund (other than any Wildstone Refund) ("VAT Returns"), and shall submit such VAT Returns to the relevant Tax Authority.

9.5

The Sellers and their Representatives shall have sole conduct at all times of any correspondence, proceedings, inquiries, negotiations, discussions, settlement and any other matter in connection with any VAT Refund (other than a Wildstone Refund) (the "VAT Refund Matters") and for these purposes the Buyer hereby unconditionally and irrevocably appoints the GP Seller to be its lawful attorney and on its behalf to prepare, approve, negotiate and execute any letters, communications or other documents as are reasonably necessary for the purposes of any VAT Refund Matters.

9.6

The Buyer shall, and shall procure that each member of the Buyer's Group shall, provide all reasonable assistance to the Sellers and their Representatives for the purposes of their preparing the VAT Returns and conducting all VAT Refund Matters, including promptly taking any action reasonably requested by the Sellers or their Representatives and providing any information, assistance and access to records and personnel as the Sellers or their Representatives reasonably require in connection with any VAT Return or VAT Refund Matters, including anything necessary to give effect to the power of attorney conferred under Clause 9.5.

9.7	The Sellers shall procure that:
(a)	the Buyer is kept fully informed of the progress of all matters relating to VAT Returns and all VAT Refund Matters;
(b)	the Buyer receives copies of, or extracts from, all written correspondence to, or from, any Tax Authority insofar as it is relevant to the matters referred to in Clause 9.7(a) above;
(c)

the Buyer receives drafts of any VAT Returns, correspondence, communications, claims, elections, surrenders, disclaimers, statements, notices consents or other documents which are to be submitted in relation to VAT Refund Matters ("VAT Documents") as soon as reasonably practicable and before the expiry of any time limits; and

(d)

the Buyer is consulted fully in relation to the matters referred to in Clause 9.7(a) above and any reasonable written comments of the Buyer received in good time are taken into account in relation to such matters.

9.8

The Sellers agree to devote reasonable resources to dealing with VAT Returns and VAT Refund Matters, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable. The Sellers shall ensure that all VAT Documents are true and accurate in all respects and are not misleading.

9.9

Neither the Buyer nor any member of the Group shall be required by this Clause 9 to take any action which it reasonably considers will require it (or any member of the Buyer's Group) to engage in fraudulent conduct, conduct involving dishonesty or the commission of, or participation in, any criminal offence.

9.10	After Completion, the Buyer shall, and shall procure that each member of the Buyer's Group shall, keep the Sellers fully informed of any actual or proposed developments (including any communication with any Tax Authority) relating to any VAT Return or any VAT Refund Matters and the Buyer undertakes that it shall, and shall procure that each member of the Group and each member of the Buyer's Tax Group shall, promptly provide to the Sellers copies of all correspondence and documentation relating to any VAT Return or any VAT Refund Matters which it or any member of the Group or any member of the Buyer's Tax Group receives. The Buyer shall incorporate any reasonable written comments received in good time from the Sellers in respect of any correspondence or documentation relating to any Wildstone Refund.

9.11

If any member of the Group or the Asset Manager (or the representative member of any VAT group of which that member of the Group or the Asset Manager forms part) receives a VAT Refund, then the Buyer shall:

(a)	promptly notify the Sellers of such VAT Refund; and
(b)	pay to the Partnership Seller an amount equal to the VAT Refund within ten (10) Business Days of that VAT Refund being received, set-off or credited.
9.12	Any payment made pursuant to this Clause 9 shall, to the extent possible, be treated as an adjustment of the consideration paid to the Partnership Seller in respect of the Interest.
10.	CONFIDENTIALITY AND ANNOUNCEMENTS
10.1	Subject to Clause 10.4 and Clause 10.5, each party:
(a)	shall treat as strictly confidential:
(i)	the existence and provisions of this Agreement and the other Transaction Documents (including the names of the parties to such agreements) and the process of their negotiation;
(ii)

in the case of the Sellers, any information relating to Group following Completion and any other information relating to the business, financial or other affairs (including future plans and targets) of the Buyer's Group; and

(iii)	in the case of the Buyer, any information relating to the business, financial or other affairs (including future plans and targets) of the Sellers or any member of the Sellers' Group,

("Confidential Information"); and

(b)

shall not, except with the prior written consent of the Sellers, in the case of the Buyer, or the Buyer, in the case of the Sellers, make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person (other than its Representatives in accordance with Clause 10.2) any Confidential Information.

10.2

Each party undertakes that it shall only disclose Confidential Information to Representatives where it is reasonably required for the purposes of performing its obligations under this Agreement or the other Transaction Documents and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 10 and instructed to comply with this Clause 10 as if they were a party to it.

10.3

Subject to Clause 10.4 and Clause 10.5, and other than the Form 8-K Filing (which appends this Agreement, but not Schedules 3, 4, 5 or 6 to this Agreement) and press release confirming completion of the transaction each in the Agreed Form, no party shall make any announcement (including any communication to the public, to any tenants, contractors or employees of any member of the Group) concerning the subject matter of this Agreement without the prior written consent of, in the case of the Buyer, the Sellers, and in the case of the Sellers, the Buyer.

10.4	Clauses 10.1 to 10.3 shall in no way prevent or restrict the Buyer, the Sellers or any of their Representatives from passing any Confidential Information to:
(a)	such Sellers' or the Buyer's Representatives (as applicable);
(b)

any general partner, limited partner, trustee, nominee or manager of, or adviser to, the Sellers or the Sellers' Group or the Buyer or the Buyer's Group (as applicable), or any investor or potential investor in any of them;

(c)

any company or fund (including any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed by (whether solely or jointly with others) the Sellers or the Buyer (as applicable) or in respect of which the Sellers or the Buyer is a general partner, or which is advised or managed by the Sellers', the Sellers' Group's, the Buyer's or the Buyer's Group's (as applicable) general partner, trustee, nominee, manager or adviser, auditor of, or any potential investors in any such company or fund or any potential such company or fund;

(d)

any co-investment scheme of the Sellers or the Buyer (as applicable) or any person holding shares or other equity interests under such scheme or entitled to the benefit of shares or other equity interests under such scheme; or

(e)	any provider of finance or insurance to any of the foregoing,

where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 10 and instructed to comply with this Clause 10 as if they were a party to it.

10.5	Clauses 10.1 and 10.3 shall not apply if and to the extent that the party using or disclosing Confidential Information or making such announcement can demonstrate that:
(a)

such disclosure or announcement is required by Law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction, provided that the disclosing party shall, to the extent legally permissible, promptly notify the other parties of such requirement prior to the applicable disclosure or announcement being made with a view to providing the other parties with the opportunity to review and comment upon the form, timing and content of such disclosure or announcement, unless such disclosure is required in connection with routine filings or supervisory examinations by regulatory authorities not directed at the transactions contemplated by this Agreement or the non-disclosing parties, in which case no notice shall be required;

(b)	such disclosure or announcement is made to a Tax Authority in connection with the Tax affairs of the disclosing party or its Affiliates;
(c)

the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any Transaction Document or for determining the Disposal Statement in accordance with Clause 6 or the Completion Statement in accordance with Schedule 2;

(d)

such disclosure or announcement is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by Clause 18, provided that the recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 10 and instructed to comply with this Clause 10 as if they were a party to it; or

(e)

the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 10.5.

10.6	The provisions of this Clause 10 shall survive termination of this Agreement.
11.	Partnership Claims
11.1

The Sellers agree that, with effect from and subject to Completion, they shall and shall procure that each member of the Sellers' Group shall, release and discharge the Buyer and the Buyer's Group from all and/or any Partnership Claims.

11.2

The Buyer agrees that, with effect from and subject to Completion, it shall and shall procure that each of its Affiliates shall, release and discharge each Seller and the Sellers' Group from all and/or any Partnership Claims.

12.	Guarantee
12.1	The Guarantor irrevocably and unconditionally:
(a)	guarantees, as a primary obligation to the Buyer, the due and punctual performance, observance and discharge by the Sellers of all the Guaranteed Obligations;
(b)

undertakes with the Buyer that if a Seller (the "Defaulting Seller") does not perform any Guaranteed Obligations or does not pay any amount when due under the Guaranteed Obligations, the Guarantor shall immediately on demand perform the relevant Guaranteed Obligations or pay the amount due under the Guaranteed Obligations as if the Guarantor was the principal obligor so that the same benefits are conferred on the Buyer as it would have received if such Guaranteed Obligations had been performed and satisfied by the Defaulting Seller; and

(c)

covenants with the Buyer to fully indemnify, defend and hold harmless the Buyer for and against any and all Losses which the Buyer may suffer or incur as a result or as a consequence of, or arising out of, any claim relating to the failure of a Seller to perform any of the Guaranteed Obligations.

12.2

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by a Defaulting Seller in respect of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

12.3

If any payment by the Defaulting Seller and/or the Guarantor or any discharge of any obligations of the Defaulting Seller and/or the Guarantor or any security for those obligations or otherwise is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Defaulting Seller and the Guarantor shall continue as if the payment discharge, avoidance or reduction had not occurred; and
(b)	the Buyer shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
12.4

The obligations of the Guarantor under this Clause 12 will not be affected by any act, omission, matter or thing which would reduce, release or prejudice any of its obligations under this Clause 12 (whether or not known to the Guarantor or the Buyer) including:

(a)	any variation of the Guaranteed Obligations;

(b)	the release of the Defaulting Seller or any other person under the terms of any composition or arrangement with any creditor;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Defaulting Seller or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any unenforceability, illegality or invalidity of any obligation of any Seller; or
(e)	any insolvency, bankruptcy, liquidation, administration of any Seller.
12.5

The Guarantor hereby waives any right which it may at any time have under the existing or future laws of Guernsey whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against the Defaulting Seller in respect of the obligations assumed by the Guarantor under or in connection with the Guaranteed Obligations.

12.6

The Guarantor hereby waives any right which it may at any time have under the existing or future laws of Guernsey whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity given in or in connection with the Guaranteed Obligations be divided or apportioned with any other person or reduced in any manner whatsoever.

12.7

Notwithstanding any other provision of this Agreement, the Guarantor, in its capacity as such, shall have no liability of any nature under this Agreement save in respect of the Guaranteed Obligations as provided in this Clause 12 and for the avoidance of doubt shall be subject to and benefit from the same limitations on Sellers' liability as set out in Clause 7.

13.	FURTHER ASSURANCE

Each party shall, for a period of six months from the Completion Date, execute and deliver or procure, so far as they are reasonably able, the execution and delivery of, all such documents, and do all such things, as the Buyer and/or the Sellers (as the case may be) may reasonably require at the cost of the requesting party for the purpose of giving full effect to the provisions of this Agreement.

14.	ENTIRE AGREEMENT AND REMEDIES
14.1

This Agreement and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the Interest and the GP Interests and, save to the extent expressly set out in this Agreement or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

14.2

The Buyer acknowledges and agrees that in entering into this Agreement and the Transaction Documents it has not relied and is not relying on, and shall have no claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision made by or on behalf of the Sellers, any of their Representatives or any other person (whether party to this Agreement or not), whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Agreement or any other Transaction Document and it will not contend to the contrary.

14.3

The Buyer acknowledges and agrees that neither it nor any of its Representatives has any rights against, and shall not make any claim or bring any action against, any Representative of a Seller (other than the Sellers themselves and the Guarantor) in relation to the Transaction, excluding in all cases any Claims under the Transaction Documents.

14.4

Each Seller acknowledges and agrees that neither it nor any of its Representatives has any rights against, and shall not make any claim or bring any action against, any Representative of the Buyer (other than the Buyer) in relation to the Transaction, excluding in all cases any Claims under the Transaction Documents.

14.5

Save as expressly set out in this Agreement, the only right or remedy of the parties in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute). Save as expressly set out in this Agreement, the parties shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after Completion, and the parties waive any rights of rescission or termination they may have.

14.6	This Clause 14 shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.
15.	POST-COMPLETION EFFECT OF AGREEMENT

Notwithstanding Completion each provision of this Agreement and any other Transaction Document not performed at or before Completion but which remains capable of performance will remain in full force and effect and, except as otherwise expressly provided, without limit in time.

16.	WAIVER AND VARIATION
16.1

A failure or delay by a party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

16.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.
16.3

No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of the Buyer and the Sellers. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

17.	INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

18.	ASSIGNMENT

No person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties, acting in its sole discretion.

19.	PAYMENTS, SET OFF AND DEFAULT INTEREST
19.1

Any payment to be made pursuant to this Agreement by the Buyer to a Seller shall be made to the Sellers' Bank Account and any payment to be made pursuant to this Agreement by the Sellers, or any of them, to the Buyer shall be made to the Buyer's Bank Account, in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment shall be a good discharge by the payor of its obligation to make such payment and the parties shall not be obliged to see to the application and/or apportionment of the payment as between those on whose behalf the payment is received.

19.2

Where any payment is made by a Seller in satisfaction of a liability arising under or for breach of this Agreement it shall, to the extent possible, be treated as a reduction of the consideration paid to such Seller in respect of the Interest or the GP Interests (as applicable).

19.3

All payments made under this Agreement, or any of the other Transaction Documents, shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law. If any deductions or withholdings are required by Law to be made from any such payments (except, in the case of payments made by the Buyer, the Initial Consideration, Final Consideration, Partner Loans Amount or any amount in accordance with Clause 6 and/or Clause 9), the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

19.4

If the recipient of a payment made pursuant to an indemnity, compensation or reimbursement provision under this Agreement or any of the Transaction Documents, incurs a Taxation liability (or would have incurred a Taxation liability but for the use of a Relief) which results from, or is calculated by reference to, that payment (other than Taxation on a capital gain), the amount of the payment shall be increased by such amount as will ensure that, after payment of the Taxation liability (and after giving credit for the net present value of any Relief that is or will be available to the recipient in respect of the matter giving rise to the payment), the recipient is left with a net sum equal to the sum it would have received had no such Taxation liability arisen.

19.5

Where any Seller or the Buyer default in the payment when due of any damages or other sum payable by virtue of this Agreement or any other Transaction Documents the liability of such Seller or the Buyer (as the case may be) shall be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment (both before and after judgment) at that annual rate which is 2% per annum above the base lending rate of HSBC Bank plc from time to time in effect during such period. Such interest shall accrue from day to day and be compounded quarterly and shall be payable without prejudice to any other remedy available to the Sellers or the Buyer (as the case may be) in respect of such default.

20.	VAT
20.1	Where under the terms of this Agreement a party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part.
21.	NOTICES
21.1

Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 21.2 and served:

(a)	by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address;
(b)	if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting;
(c)	if from or to any place outside the United Kingdom, by air courier, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier;
(d)	if from or to any place outside the United Kingdom, by pre-paid airmail, in which case it shall be deemed to have been given five Business Days after the date of posting; or
(e)

by e-mail, in which case it shall be deemed to have been given when despatched, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient, provided that in the case of sub-clause (e) above any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a Business Day ("Working Hours") shall be deemed given at the start of the next period of Working Hours.

21.2	Notices under this Agreement shall be sent for the attention of the person and to the address, or e-mail address, subject to Clause 21.3, as set out below:

For the Sellers or the Guarantor:

Name:	Landmark Infrastructure Partners LP
For the attention of:	George Doyle, with copy to Josef Bobek
Address:	400 Continental Blvd., Suite 500, P.O. Box 3429 El Segundo, CA 90245
E-mail address:	gdoyle@landmarkdividend.com and
jbobek@landmarkdividend.com

with a copy to (which shall be required for, but shall not itself constitute, valid notice):

Name:	Latham & Watkins LLP
For the attention of:	Quentin Gwyer
Address:	99 Bishopsgate, London, EC2M 3XF
E-mail address:	quentin.gwyer@lw.com

For the Buyer:

Name:	Cyclone Acquisitions Limited
For the attention of:	The Directors
Address:	44 Esplanade
St Helier
Jersey JE4 9WG
E-mail address:	CorporateServices@Intertrustgroup.com

with a copy to (which shall be required for, but shall not itself constitute, valid notice):

Name:	Linklaters LLP
For the attention of:	David Martin and Gabriel Silva
Address:	1345 Avenue of the Americas
New York, NY 10105 USA
E-mail address:	david.martin@linklaters.com and
gabriel.silva@linklaters.com
21.3

Any party to this Agreement may notify the other parties of any change to its address or other details specified in Clause 21.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

22.	COSTS
22.1

Except as otherwise provided in this Agreement, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents (including without limitation legal and advisor fees, expenses and disbursements).

22.2	The Buyer shall bear all stamp taxes and any other documentary or transfer Taxes arising as a result of this Agreement, any other Transaction Document or the consummation of the Transaction.
23.	RIGHTS OF THIRD PARTIES
23.1	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms, except to the extent set out in Clause 23.2.
23.2	The third parties referred to in Clauses 3.7, 5.3, 10 and 11 may directly enforce only those Clauses in which they are referred to.
23.3

Each party represents to the other that any rights they each may have to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person (including the persons referred to in Clause 23.2) that is not a party to this Agreement.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

25.	GOVERNING LAW AND JURISDICTION
25.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.
25.2

The parties irrevocably agree that any Disputes shall be submitted to the International Court of Arbitration of the International Chamber of Commerce ("ICC") and shall be finally settled under the Rules of Arbitration of the ICC ("ICC Rules"). There shall be one arbitrator agreed to by the parties within twenty (20) days of the Dispute being submitted to arbitration, or in the absence of such agreement, appointed by the ICC Court in accordance with the ICC Rules. The arbitrator shall be a barrister or solicitor licenced to practise in England with at least 10 years' post-qualification experience. The seat or place of arbitration shall be New York, New York. The language of the arbitration shall be English. The award rendered by the arbitrator shall be final and binding on the parties and any judgment on the award rendered by the arbitrator may be entered and enforced in any court having jurisdiction thereof.

25.3

Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration without the prior written consent of both parties, unless to protect or pursue a legal right.

25.4

For the purposes of this Clause 25, "Dispute" means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

Schedule 1

COMPLETION OBLIGATIONS

1.	Sellers' OBLIGATIONS
1.1	At Completion the Partnership Seller shall deliver to the Buyer or procure the delivery to the Buyer of:
(a)	an instrument of transfer to effect the transfer of the Interest into the name of the Buyer in the Agreed Form, duly executed by the Partnership Seller, the GP and PPL;
(b)	the certificates of incorporation or formation (as applicable), corporate seals (if any) and cheque books (if any) of each member of the Group;
(c)	the statutory books (if any) of each member of the Group (duly written up to, but not including, Completion);
(d)

if the shares are certificated, the share certificates or membership certificates, as applicable, in respect of each of the Partnership's subsidiaries (or an express indemnity in a form satisfactory to the Buyer in the case of any certificate found to be missing);

(e)

an affidavit certifying each of the Partnership Seller and the GP Seller's non-foreign status as set forth in (i) Section 1445 of the Code and Section 1.1445-2(b)(2) of the Treasury Regulations and (ii) Section 1446(f)(2) of the Code and Section 1.1446(f)-2(b)(2) of the Treasury Regulations, in each case, in a form satisfactory to the Buyer;

(f)	copies of board resolutions of each member of the Group approving:
(i)	in respect of any bank account held by the relevant Group member, the giving of authority in favour of such persons as the Buyer may nominate to operate such accounts; and
(ii)	appointing such persons (within the maximum number permitted by the constitutional documents of the relevant company) as the Buyer may nominate as directors and secretary.
(g)	copies of duly executed director, secretary or officer resignation letters, as applicable, in respect of the Group in the Agreed Form;
(h)	a copy of the Landmark Guarantee Release, duly executed by PPL; and
(i)

copies of the officer's certificates executed by the Chief Financial Officer of the GP Seller and delivered to Suntrust (i) designating members of the Group unrestricted subsidiaries and (ii) designating the Transaction as a permitted disposal, in each case for the purposes of Third Amended and Restated Credit Agreement dated as of November 15, 2018.

1.2	At Completion the GP Seller shall deliver to the Buyer or procure the delivery to the Buyer of:
(a)

a limited liability company interest transfer form in the Agreed Form to effect the transfer of the GP Interests into the name of the Buyer, duly executed by the GP Seller and accompanied by the relevant membership certificates (or an express indemnity in a form satisfactory to the Buyer in the case of any certificate found to be missing);

(b)

a copy of a board resolution of the GP Seller approving the Transaction on behalf of the GP Seller, the Partnership Seller and the GP and the execution by the GP Seller of the Transaction Documents and any other documents referred to in this Agreement;

(c)	a copy of the Landmark Guarantee Release, duly executed by the GP Seller; and
(d)	evidence to the satisfaction of the Buyer that the GP Pledge has been fully and unconditionally released.
2.	BuYER'S OBLIGATIONS
2.1	At Completion the Buyer shall:
(a)	pay £1.00 to the Sellers' Bank Account by electronic funds transfer;
(b)	pay an amount equal to the Initial Consideration to the Sellers' Bank Account by electronic funds transfer;
(c)	pay an amount equal to the Partner Loans Amount (on behalf of the relevant member of the Group) to the Sellers' Bank Account by electronic funds transfer;
(d)

deliver to the Sellers an instrument of transfer to effect the transfer of the Interest into the name of the Buyer in the Agreed Form, duly executed by the Buyer, Wildstone General Partner Limited, Wildstone Asset Management Limited, Wildstone Build Limited and Wildstone Capital Limited;

(e)	deliver to the Sellers a limited liability company interest transfer form in the Agreed Form to effect the transfer of the GP Interests into the name of the Buyer, duly executed by the Buyer;
(f)

deliver to the Sellers a copy of a board resolution of the Buyer approving the Transaction and the execution by the Buyer of the Transaction Documents and any other documents referred to in this Agreement; and

(g)	deliver to the Sellers a copy of the Landmark Guarantee Release, duly executed by Clear Channel UK Limited and the Buyer.

Schedule 2

ADJUSTMENT OF CONSIDERATION

1.	Completion STATEMENT
1.1

The Buyer shall procure that a draft of the Completion Statement ("Draft Completion Statement") is prepared in accordance with the provisions of this Schedule and delivered to the Partnership Seller within 60 Business Days of Completion.

1.2

The Partnership Seller shall notify the Buyer whether or not it accepts the Draft Completion Statement for the purposes of this Agreement within 15 Business Days of receiving it and, if it does not accept it, the items in the Draft Completion Statement which it disputes, the basis upon which it disputes such items and the adjustments which it believes should be made to the Draft Completion Statement together with supporting calculations.

1.3

Where the Partnership Seller notifies the Buyer within the period specified in paragraph 1.2 that it does not accept the Draft Completion Statement the Partnership Seller and the Buyer shall attempt in good faith, to reach agreement in respect of the Draft Completion Statement and, if they are unable to do so within 10 Business Days following receipt by the Buyer of the notice referred to in paragraph 1.2, any outstanding items of dispute (the "Outstanding Items") shall be referred to the Reporting Accountants.

1.4

Where the Partnership Seller is satisfied with the Draft Completion Statement (either as originally submitted by the Buyer or after adjustments agreed between the Partnership Seller and the Buyer) or where the Partnership Seller fails to notify the Buyer of:

(a)	its non-acceptance of the Draft Completion Statement,
(b)	the items which it disputes,
(c)	the basis upon which it disputes such items, or
(d)	the adjustments which it believes should be made to the Draft Completion Statement together with supporting calculations,

within the 15 Business Day period referred to in paragraph 1.2, then the Draft Completion Statement (incorporating any agreed adjustments) shall constitute the "Completion Statement" for the purposes of this Agreement which shall be final and binding on the Buyer and the Partnership Seller.

1.5

Where any Outstanding Items are referred to the Reporting Accountants under paragraph 1.3, the Reporting Accountants shall be engaged by the Partnership Seller and the Buyer on the terms set out in this Schedule 2 and otherwise on such terms as shall be agreed between the Partnership Seller, the Buyer and the Reporting Accountants. The Partnership Seller, its accountants and, if appointed, the Reporting Accountants shall be granted reasonable access, at reasonable times and on reasonable notice, to the books and records of the Group and any other information of the Group which may reasonably be required to enable them to agree and/or determine the final Completion Statement. The Partnership Seller, their accountants and the Reporting Accountants shall have the right to take copies of any documents that they reasonably require and shall have access to the relevant personnel of the Group as they reasonably require in order to enable them to determine and/or agree the final Completion Statement.

1.6	The Reporting Accountants shall determine their own procedure, subject to the following:
(a)	the Partnership Seller, the Buyer and/or their respective accountants shall each promptly, (and in any event within 20 Business Days of a relevant appointment) submit a written statement on the Outstanding Items (together with relevant supporting documents) to the Reporting Accountants for determination and deliver a copy of such written statement and supporting documents to the other parties;

(b)

following delivery of their respective submissions, the Partnership Seller and the Buyer shall have the opportunity to comment once only (provided that nothing in this sub-paragraph shall prevent the parties from responding to any requests from the Reporting Accountants under paragraph 1.5) on the other party's submissions by written comment delivered to the Reporting Accountants not later than 10 Business Days after the written statement was first submitted to the Reporting Accountants and copied to the other party pursuant to paragraph 1.6(a);

(c)	apart from procedural matters and/or as otherwise set out in this Agreement, the Reporting Accountants shall determine only:
(i)

whether any of the arguments for an alteration to the Draft Completion Statement put forward in the written statements submitted under paragraph 1.6(a), solely with respect to Outstanding Items, is correct in whole or in part; and

(ii)	if so, what alterations should be made to the Draft Completion Statement in order to correct the relevant inaccuracy in it;
(d)

the Reporting Accountants shall apply the accounting principles, policies, procedures, practices and estimation techniques set out in paragraph 2, and the definitions of Final Cash Balances, Final Indebtedness and Net Working Capital Amount;

(e)

the Reporting Accountants shall make their determination pursuant to paragraph 1.6(f) within 15 Business Days of the expiry of the 10 Business Day period referred to in paragraph 1.6(b) or as soon thereafter as is reasonably possible and such determination shall be in writing and shall be made available for collection by the Buyer and the Partnership Seller at the offices of the Reporting Accountants and shall (unless otherwise agreed by the Buyer and the Partnership Seller) include reasons for each relevant determination;

(f)

the Reporting Accountants shall act as experts (and not as arbitrators) in making their determination and their determination of any matter falling within their jurisdiction shall be final and binding on the Buyer and the Partnership Seller save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be resubmitted to the Reporting Accountants by either party for correction as soon as reasonably practicable);

(g)	the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction; and
(h)

the charges and expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination pursuant to paragraph 1.6(f) or, failing such direction, equally between the Partnership Seller on the one hand and the Buyer on the other.

1.7

Any determination of the Reporting Accountants under paragraph 1.6(f) above shall be deemed to be incorporated into the Draft Completion Statement which, as adjusted by the alterations so determined by the Reporting Accountants (if any), shall become the Completion Statement respectively and be final and binding on the Buyer and the Partnership Seller.

1.8

Nothing in this paragraph 1 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, provided that a party shall not be entitled by reason of this paragraph 1.8 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

1.9

Each party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants to, keep all information and documents provided to them pursuant to this paragraph 1 confidential and shall not use them for any purpose, except for disclosure or use in connection with the preparation of the Completion Statement, the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

2.	FORM OF Completion STATEMENT
2.1	The Completion Statement shall be drawn up in the format set out in the Agreed Form excel file named "Project Marlin – Illustrative Completion Accounts".
2.2	The Completion Statement shall be drawn up in accordance with:
(a)	the following specific policies, bases, methods, practise and procedures:
(i)	The Completion Statement shall be drawn up as at the Effective Time.
(ii)	No item shall be included more than once in the Completion Statement.
(iii)	No items shall be included or excluded solely on the grounds of materiality.
(iv)

The Completion Statement shall be expressed in sterling. If any amount is expressed in a currency other than sterling it shall be converted into sterling at the Exchange Rate applicable as at the Completion Date.

(v)

Except as otherwise expressly provided herein, the Completion Statement shall reflect the position of the Group as at the Effective Time and will not take into account the effects of any post-Completion reorganisations or the post-Completion intentions or obligations of the Buyer and no new information shall be taken into account after the date on which the Partnership Seller notifies the Buyer whether or not it accepts the Draft Completion Statement pursuant to paragraph 1.2 and no new information which comes to the knowledge of the Buyer, the Partnership Seller or any member of the Group at any time and is obtained as the result of an event occurring after the Effective Time shall be taken into account to the extent that such event is attributable to any change in the commercial policy or the nature or manner of operation of any business of the Group occurring after the Effective Time.

(vi)	The Completion Statement shall be prepared as if the Effective Time was the last day of the financial reporting period and a year end for Tax purposes.
(vii)

The Completion Statement shall be prepared on a consolidated basis from the nominal ledgers of each member of the Group as at the Effective Time using year end close the books processes (for the avoidance of doubt including, but not limited to, a detailed assessment of prepayments and accruals, reconciliation of balances between the members of the Group, but always subject to the specific policies in this Schedule 2).

(viii)

Inter-company balances between members of the Group shall be reconciled and eliminated. Any unreconciled assets shall be written off. Any unrealised profit (i.e. mark-up arising on transfer of assets between the members of the Group) shall be eliminated.

(ix)

For the purposes of the Completion Statement, no assets that were previously classified as fixed assets in the Management Accounts will be reclassified as current assets and no assets that were previously classified as current assets in the Management Accounts will be reclassified as fixed assets and no liabilities that were previously classified as fixed liabilities in the Management Accounts will be re reclassified as current liabilities and no liabilities that were previously classified as current liabilities in the Management Accounts will be reclassified as fixed liabilities.

(x)	The value of liabilities recorded within the Management Accounts shall only be released if and to the extent that either:
(A)

a specific invoice in respect to such liability has been received (in which case, such amount shall be recorded within accounts payable unless it has been paid prior to the Effective Time in accordance with paragraph (B) below); or

(B)	the liability (or a specific invoice that has been received in respect of this) has been paid prior to the Effective Time.
(xi)

A provision for bad and doubtful accounts shall be made within the Net Working Capital Amount. The provision shall be calculated on the same basis as used in the preparation of the Management Accounts and no provision shall be made for any debt to the extent that the same has been realised at the time the Completion Accounts are prepared.

(xii)

No general provisions in respect of potential or unquantified tax liabilities shall be made except in accordance with the bases and policies, methods and practices of accounting applied for the purposes of the Management Accounts.

(xiii)

An asset shall be included in the Completion Statement in respect of any amounts paid on or after 10 May 2020 by Poster Property Ltd. or by any member of the Group in respect of actual or anticipated capital expenditures for the investment known as "Project Kafka" or in connection with the Clear Channel Agreement and no provision will be made for any invoices or accruals in respect of capital expenditures for Project Kafka or in connection with the Clear Channel Agreement (including those related to legal and professional fees, but only to the extent that they relate to the development of specific Project Kafka sites).

(xiv)

No provision will be made in the Completion Statement for any invoices or accruals in respect of capital expenditures for the GWR portfolio to the extent such invoices have been issued on or after 16 April 2020.

(xv)	An asset in an amount equal to £339,783 shall be included in the Completion Statement in respect of Incorrectly Charged Paid VAT.
(xvi)	A liability in an amount equal to £656,122 shall be included in the Completion Statement, in respect of Unpaid VAT.

(xvii)	An asset in an amount equal to £214,839 shall be included in the Completion Statement in respect of Incorrectly Charged Unpaid VAT.
(xviii)

No account shall be taken in the Completion Statement of any amount in respect of any February 2020 VAT Refund, any May 2020 VAT Refund, any Import VAT Refund, any Correctly Charged VAT Refund, any Wildstone Refund or of the May 2020 VAT Liability.

(xix)	No account shall be taken of the acquisition of the Interest or the GP Interests or any other matter contemplated by this Agreement or any of the Transaction Documents.
(xx)

Any outstanding current or future payment obligations or liabilities in respect of the Chainzone Agreement or Clear Channel Agreement (including but not limited to any payment under clause 5.1 of the Clear Channel Agreement) shall not be included.

(xxi)

An asset will be included in an amount equal to £211,540, being the commercially agreed amount associated with outstanding professional fees related to previous acquisitions that were unsuccessful and any liabilities associated with any outstanding professional fees or commissions related to previous acquisitions that were successful.

(xxii)	No provision shall be included in respect of:
(A)	the cost of making good dilapidations and/or wants of repair on or to any of the assets owned by the Group;
(B)	rent-free periods or other tenant incentives;
(C)	future rents below market value/onerous leases;
(D)

any future amount payable by a member of the Group in the ordinary and usual course of business in respect of any property, including but not limited to, operational and maintenance costs, utilities, outgoings, rates, property taxes, insurance and any amount payable under or in respect of any lease agreement, agreement for lease or license to occupy, whether in its capacity as landlord, licensor, tenant or licensee;

(E)	financial reporting audit fees;
(F)	retrospective rent reviews;
(G)	any liabilities relating to operating or finance lease liabilities as a result of the implementation of IFRS 16/ASC 842;
(H)	any obligation of the Partnership to pay sums to Wildstone Promote LP (including under clause 5.1 of the LPA); or
(I)	any deferred tax liability or deferred tax asset (including any Reliefs) of any member of the Group;
(b)	to the extent not inconsistent with sub-paragraph (a), the Accounting Standards; and
(c)	to the extent not inconsistent with sub-paragraphs (a), and (b), the requirements of all relevant Laws as at the Effective Time.

This Agreement has been executed and delivered as a deed on the date stated at the beginning of it.

Executed as a deed by GWR Partners LP LLC acting by Josef Bobek who, in accordance with the laws of Delaware, is acting under the authority of the company.

/s/ Josef Bobek
……………………...............
Authorised Signatory

Executed as a deed by LANDMARK INFRASTRUCTURE inc. acting by Josef Bobek who, in accordance with the laws of Delaware, is acting under the authority of the company.
/s/ Josef Bobek
……………………...............
Authorised Signatory

Signed by	)
CYCLONE ACQUISITIONS LIMITED	)
acting by a director in the presence of:	)	/s/ S. Sonnenstein...............
Director
../s/ B. Giaquinta .................................
Witness Name: B. Giaquinta
Witness Occupation: Associate
Witness Address: